                                   EXHIBIT 11

                         DIGITAL EQUIPMENT CORPORATION

    COMPUTATION OF NET INCOME/(LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

                                                                  YEAR ENDED
                                  ---------------------------------------------------------------------------
                                  JUNE 29,       JULY 1,           JULY 2,           JULY 3,       JUNE 27,
                                    1996           1995             1994              1993           1992
                                  ---------      --------        -----------        ---------     -----------
                                                     (IN THOUSANDS EXCEPT PER SHARE DATA)
Net income/(loss).............    $(111,812)     $121,818(b)     $(2,156,063)(d)    $(251,330)    $(2,795,507)(e)
                                  =========      ========        ===========        =========     ===========
Net income/(loss) applicable
  to common and common
  equivalent shares...........    $(147,312)(a)  $ 86,318(a)(b)  $(2,166,713)(c)(d) $(251,330)    $(2,795,507)(e)
                                  =========      ========        ===========        =========     ===========
Weighted-average number of
  common shares outstanding
  during the year.............      152,052       144,907            137,090          130,409         124,864
                                  =========      ========        ===========        =========     ===========
Common stock equivalents from
  application of "treasury
  stock" method to unexercised
  and outstanding stock
  options.....................           --         1,424                 --               --              --
                                  =========      ========        ===========        =========     ===========
Total weighted-average number
  of common and common
  equivalent shares used in
  the computation of net
  income/(loss) per common and
  common equivalent share.....      152,052       146,331            137,090          130,409         124,864
                                  =========      ========        ===========        =========     ===========
Net income/(loss) applicable
  per common and common
  equivalent share............    $   (0.97)     $   0.59(b)     $    (15.80)(d)    $   (1.93)    $    (22.39)(e)
                                  =========      ========        ===========        =========     ===========

- ---------------

(a) Includes dividends paid and declared on Series A 8 7/8% cumulative preferred stock totaling $35,500,000.

(b) Net income and net income per common and common equivalent share include the cumulative effect of a change in accounting principle of $64,503,000 and $0.44, respectively.

(c) Includes dividends paid and declared on Series A 8 7/8% cumulative preferred stock totaling $10,650,000.

(d) Net loss and net loss per common share include the cumulative effect of changes in accounting principles of $51,026,000 and $0.37, respectively.

(e) Net loss and net loss per common share include the cumulative effect of a change in accounting principle of $485,495,000 and $3.89, respectively.
